EXHIBIT 3.1
SECOND RESTATED
ARTICLES OF INCORPORATION
OF
DAWSON GEOPHYSICAL COMPANY
ARTICLE ONE
     The name of the corporation is DAWSON GEOPHYSICAL COMPANY.
ARTICLE TWO
     The period of duration is perpetual.
ARTICLE THREE
     The purposes for which this corporation is organized are:
To engage in any lawful activity or business and to promote and conduct any legitimate object of purpose or purposes permitted under the laws of the State of Texas, and to enable the corporation to accomplish such purposes, the corporation shall have and possess and exercise all of the rights, powers and privileges granted to or conferred upon corporations by the Texas Business Corporation Act or by any other law of the State of Texas or by these Articles of Incorporation, together with all other rights, powers and privileges incident thereto that shall or may be necessary or convenient to the conduct of such activities and business and the achievement of such purposes.
ARTICLE FOUR
     The total number of shares of stock which the corporation shall have authority to issue is fifty-five million (55,000,000) divided into two classes:
     (a) One class designated as common stock shall consist of Fifty Million (50,000,000) shares having a par value of Thirty-Three and One/third Cents ($0.33-1/3) per share; and the other class designated as preferred shares shall consist of Five Million (5,000,000) shares having a par value of One Dollar ($1.00) per share.

(b) The preferences, qualifications, limitations, restrictions in the special or relative right in respect to the shares are as follows:
               (1) Shares of Preferred Stock may be issued from time to time in one or more series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority as so to do which is hereby vested in the Board of Directors.
(2) Each series of Preferred Stock:
     (a) may have such number of shares;
     (b) may not have voting powers without the prior approval of the holders of a majority of the Common Stock except when dividends are in arrears for twelve (12) months;
     (c) may be subject to redemption at such time or times and at such prices;
     (d) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or series of stock;
     (e) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;
     (f) may be made convertible at not less than book value into, or exchangeable for, shares of any other class or classes (except a class having prior or superior rights and preferences as to dividends or distribution of assets upon liquidation) or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments without the approval of the holders of a majority of the Common Stock;
     (g) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;
     (h) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and
     (i) may have such other relative, participating optional or other special rights, and qualifications, limitations or restrictions thereof;
all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.
     (3) Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock and to any filing required by law.
     (4) Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.
     Subject to all of the rights of the Preferred Stock or any series thereof, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in case, stock or otherwise.
     Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

     (c) Each of the 80,580 shares of the corporation previously issued having a par value of Ten Dollars ($10.00) per share, shall be equal to and is hereby changed into thirty (30) full paid and nonassessable common shares of the corporation having a par value of Thirty-Three and One/third Cents ($0.33-1/3) per share authorized to be issued under the Articles of Incorporation as hereby amended. Certificates for common shares having a par value of Thirty-Three and One/third Cents ($0.33-1/3) per share shall be issued in place and upon surrender of certificates of shares having a par value of $10.00 per share previously issued, on the aforesaid basis; provided, however, that upon these Restated Articles of Incorporation becoming effective, the holders of said shares previously issued shall thereupon cease to be holders of said shares and shall be and become holders of the herein authorized common shares upon the basis hereinabove provided, whether or not certificates representing said hereinabove authorized common shares are then issued and delivered.
     No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bond or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.
     A cumulative voting by the stockholders of the corporation at any election for directors is expressly prohibited. The shareholders entitled to vote for directors in such election shall be entitled to cast one vote per directorship for each share held, and no more.
ARTICLE FIVE
     The corporation will not commence business until it has received for issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received, which sum is not less than One Thousand ($1,000.00).
ARTICLE SIX
     The post office address of its registered agent is 508 W. Wall, Suite 800, Midland, Texas, and the name of its registered agent at such address is Stephen C. Jumper. The post office address of each of its directors is 508 W. Wall, Suite 800, Midland, Texas, and the name of the persons serving as directors of the corporation at the time of the filing of these Second Restated Articles of Incorporation and who shall serve until their successors shall be chosen and shall qualify are: L. Decker Dawson, Stephen C. Jumper, Paul H. Brown, Gary M. Hoover, Ph.D., and Tim C. Thompson.